Exhibit 99.2

UA: First Quarter 2007 Earnings Call—Brad Dickerson

Thanks Kevin. I am going to take a few minutes to provide some information around our first quarter Income Statement and Balance Sheet. First, our Income Statement.

Our consolidated net revenue growth in the first quarter was 42%, well exceeding our 2007 targeted top-line growth of 30 – 35%. This was driven by a 27% growth in our core Men’s, Women’s, and Youth apparel sales, along with growth in our Accessories business and the addition of Footwear, which was not offered in the first quarter of 2006. We are also seeing benefits of an expanded product assortment and our Good/Better/Best strategy with average selling prices in apparel up 8% compared to the first quarter in 2006, and average selling prices including footwear up 11%.

Men’s apparel growth for the quarter was 28% compared to the prior year and was driven by our compression, golf, and baseball products.

Women’s apparel growth for the quarter was 18% compared to the prior year and was primarily driven by our compression products. As we look at our Women’s growth, it is important to note that the quarter reflects the timing of shipments, specifically seasonal styles, and demand outpacing our supply for certain items. As Wayne will discuss later in our full-year Outlook, we fully expect our Women’s business to continue to grow at a pace in excess of 30% for 2007.

Our Youth apparel growth for the quarter was 49% compared to the prior year, driven by our compression and baseball products.

In addition to the 27% growth in our core apparel business, in the first quarter we continued our baseball and softball cleat launch, which helped drive an additional $11.8 million of net sales in our Footwear Business, representing 9.5% of our consolidated net revenues.

Operating Overview

Now moving to our gross margin. For the quarter, gross margin was 48.7% compared to 50.5% in the same period last year. There are several puts and takes impacting the margin for the quarter. I’ll take you through the significant highlights.

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First, as we previously have stated, margins in the first quarter are impacted by Footwear, which launched in the second quarter of 2006. Our Footwear margins, specifically cleated Footwear, generally have margins lower than our apparel products. 175 basis points of the decrease in the first quarter margins were driven by the effect of our Footwear sales.

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Second, during the quarter, we were also able to service additional customer demand by temporarily shifting our sourcing to shorter lead time suppliers. While this allowed us to capitalize on strong demand for our product, this temporary shift in source base also led to a 75 basis point decrease in gross margin.

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Finally, as we discussed in the previous quarter, beginning in 2007 we began to shift dollars previously given as customer discounts to in-store marketing in SG&A. This shift, which represented an 80 basis point improvement in gross margin for the quarter, along with growth in our Direct to Consumer business, helped to offset some of the decrease in gross margin discussed earlier.

SG&A for the first quarter totaled $44.5 million, an increase of $14.4 million compared to the same period last year. SG&A as a percentage of net revenues for the quarter increased to 35.8% from 34.3% in the prior year. Increased investments in our newer growth initiatives, which include International, Footwear, and Direct to Consumer, accounted for approximately 40% of the year-over-year dollar increase in SG&A.

Within SG&A we continued to invest in our Brand during the quarter by increasing investments in Marketing. Marketing costs represented 11.1% of net revenues in the quarter compared to 8.6% during the same period in the prior year. This increase in cost for the quarter was driven by increased print advertising around our women’s product, increased costs associated with our NFL, Auburn, and Texas Tech sponsorship deals, and as discussed in our gross margin highlights, increased in-store marketing costs. Marketing costs, exclusive of those included in our newer growth initiatives, represented 35% of the growth in the first quarter SG&A compared to the prior year.

We were able to leverage fixed costs during the first quarter, allowing us to invest three-quarters of our incremental SG&A spend on growth initiatives and Marketing, all of which we believe have a direct impact on our top line.

Our operating income for the quarter increased to $16.0 million compared to $14.2 million in the prior year, an increase of 13%.

Operating margin for the first quarter was 12.9% compared to 16.2% in the prior year, reflecting the increased Marketing and investment spending during the quarter along with the lower gross margins associated with our Footwear sales.

Income Taxes for the quarter were at 40.6% of Net Revenues compared to 40.5% in the first quarter of the prior year.

Our resulting net income for the quarter increased to $9.9 million from $8.7 million in the same period last year. First quarter Diluted Earnings Per Share was $0.20 compared to $0.18 in the prior year.

Balance Sheet Summary

Now I’d like to move on to the balance sheet.

Inventory at quarter-end increased 50% to $80.1 million compared to the prior year quarter end. In addition to increased inventory needed to support our top line growth, the rise in inventory was also partially attributable to the build-up of inventories needed to support our European 3rd party warehouse, which became operational in June 2006.

We continue to use our existing retail outlet strategy to profitably sell our excess inventory. Year-to-date, we have opened three additional outlet stores bringing our total outlet store count to 14 stores. During the remainder of 2007, we plan to expand our retail outlet strategy with an additional 2 to 3 outlet stores. We believe this investment has been, and will continue to be, successful in protecting the brand, improving our liquidity, and raising gross margins and operating margins.

Net Accounts Receivable increased 34%, or $21.3 million, on a year over year basis and grew at a slower rate than net revenues for the quarter.

Total cash and cash equivalents at the end of the quarter were $57.2 million and cash, net of debt, increased $900 thousand compared to the same period last year to $50.8 million.

Our investment in capital expenditures for the quarter was approximately $8 million. These expenditures were mostly related to infrastructure needs to support our continued growth and primarily included the following three categories:

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First, approximately $3.9 million of CAPEX related to capacity expansion and improvements in our existing warehouses in anticipation of growth in our apparel and footwear businesses, along with continued investments in our warehouse management system implementation. This system will become partially operational during 2007 and fully operational in the first half of 2008.

•	Second, Information Technology investments of approximately $1.9 million relating mostly to continued improvements and investments in

SAP to support our growth, along with other general technology needs, and

•	Third, the balance related primarily to in-store fixtures and the build out of our new retail outlet stores.

Now I will turn it over to Wayne who will take you through our outlook for the remainder of 2007.

UA: First Quarter 2007 Earnings Call—Wayne Marino

Outlook for the remainder of 2007

Thanks Brad and good morning everyone. I’m going to spend time on our outlook for 2007 as well as several key elements of our strategy going forward. I will also include some color around our estimates for Q2.

First, our long term growth targets remain at 20-25% for both our top and bottom line. And as we have said previously, for 2007 we believe we can grow both net revenues and income from operations between 30% and 35% for the full year.

We plan to accomplish this by executing our strategic growth drivers:

➢	Continuing to expand our Men’s and Women’s businesses

➢	Ramping up our Footwear

➢	Continuing to build our International business and

➢	Expanding our Direct to consumer business

Kevin spoke earlier about some of the product and marketing stories that will help drive our core apparel business in 2007. In addition to the new categories that he mentioned, we believe our core growth in Men’s—with a broader product offering in Golf, Baseball and Outdoor—and Women’s—including our Cold Gear, and compression programs—will benefit from the continued growth in our footprint within our existing distribution. Our focus on the build-out of concept shops with our retail partners will also help us secure this floor space and tell an impactful story at retail. As Brad said earlier, our product line expansion efforts are proving successful with average selling prices in apparel up 8% compared to last year and overall average selling prices including footwear up over 11%.

In 2007, for the full year we expect our Men’s business to grow at a pace greater than our long term growth target of 20-25% with our other businesses growing at an even faster pace. The consumer’s appetite for our Women’s products remains strong and as Brad commented earlier, the 18% growth in our Women’s business for the quarter reflects the timing of our shipments, specifically seasonal styles, as well as demand outpacing our supply for certain items. We continue to invest in Inventory and infrastructure to improve our service levels to the level of demand that the consumer has for our product and for the full year our women’s business is on track to grow at a pace exceeding 30%.

On the international front, we will continue to focus on Western Europe, with particular emphasis on the UK, France and Germany. We currently sell to approximately 950 doors in Europe and are planning to grow that number to 1,200 by year end. We continue to believe that the opportunity for the Under Armour brand internationally is as large as the opportunity in the U.S. and we will make the appropriate investments in 2007 and beyond to reach that goal.

I also want to point out that although our Footwear and International businesses will be investments in 2007, combined they are projected to contribute approximately 20% to the year over year dollar growth in 2007.

Our Direct to Consumer business, which includes our on-line and catalogue businesses as well as our Outlet Stores, will contribute approximately 15% of our year over year top line dollar growth and an even greater percentage of our year over year operating income growth. As Kevin mentioned earlier, with the success that we have had to date selling our product directly to the consumer, we are planning to open 1 full price test store in the fourth quarter of 2007. This 4,000-5,000 sq ft. store will be close to home and will allow us to capitalize on one of our strengths—communicating with the consumer—and test new products and new retail concepts. Although this is a test store, we are planning this test store to be profitable in its first year of operations.

Now I would like to provide you with highlights of our strategy for 2007.

•	First, we continue to expect both net revenues and income from operations to grow between 30% and 35% for the full year.

•	We are projecting our year over year operating margin to increase once again for the 4th consecutive year.

•	Our Gross Margins will have puts and takes, but overall we are projecting gross margin improvement for the full year.

•	Our fixed costs will leverage in 2007 and Marketing will be at the high end of our 10-12% range.

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We will continue to make the right investments to support large scaleable businesses; we will invest in Working Capital, specifically core inventory to meet demand, and we will invest in our warehouse management systems, in-store fixtures and concept shops, I.T. infrastructure and in our Direct to Consumer business.

Now let me take you through some of the detail:

-	First our Gross Margin. In our initial outlook we provided for 80-100 bps improvement in gross margin. With better visibility into the year and simply better forecasting, we are projecting an improvement of 10-20bps. Here are some of the puts and takes:

-	First, the improvement that we have seen in the gross margin from our sourcing initiatives will moderate in 2007 as we temporarily shift some of our production to shorter lead time manufacturers in an effort to fill demand.

-	Secondly, we anticipate that our higher margin Direct to Consumer businesses will grow at a faster rate than our overall business.

-	We will also have a positive benefit to our gross margins from the shift in spending from discounts to in-store marketing.

-	A significant portion of these improvements will be offset by our anticipated growth in our cleated footwear business, both football and baseball, which carry margins lower than our existing apparel margins.

•	I would like to point out, that as we increase our volumes in footwear and expand our sourcing base, we anticipate gross margin improvement in our cleated footwear business.

•	Taking all this into account, we are planning gross margin improvement of 10-20bps for the full year.

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Now moving to SG&A—Our fixed costs, specifically other costs, are expected to leverage at an even greater rate for 2007 than we originally anticipated, with the majority of this leverage coming in the back half of the year where historically our volumes are greater. Marketing is a variable expense and for 2007 we are planning to invest at the high end of the 10-12% range for the full year compared to 11.2% in 2006. For these reasons, we are planning our full year operating expenses as a percentage of revenues to remain essentially flat to the prior year.

Taking this all into account, we continue to project 2007 operating income to be in the range of $74.5-$77.5 million.

-	We are forecasting our Net Interest Income to be approximately $2.0 million for the full year and our effective tax rate to increase to 40.8%.

-	Weighted average diluted share count in 2007 is expected to be approximately 50.5 million.

Now turning to our Balance Sheet for 2007

Inventory—Our inventory strategy is simple:

a.	Be in stock on core offerings to meet consumer demand while improving our inventory efficiency over the long term.

b.	Ship seasonal product at the start of the shipping window.

c.	Earmark any seasonal excess for our 14 Outlet Stores and operate those stores at a profit.

Our core items such as cold gear, tech-t and compression tops and bottoms drive over 50% of our business. In 2006, we took receipt of fall merchandise earlier than we did in the prior year to support an increased number of product launches in the 3rd quarter and that strategy paid off with over 40% growth in apparel for the 3rd quarter in 2006. For 2007, we are looking at 30-35% growth and are planning a similar strategy where we will invest in core inventory, specifically Fleece and Cold Gear, in the second quarter and third quarters to position ourselves for anticipated strong consumer demand in the back half of the year.

Capital expenditures:

Now moving to Capex. 2007 is still an investment year for Under Armour as we implement the infrastructure to support large scalable businesses. Previously we provided a plan to invest between $20-22 million to accomplish this goal. Now, with better visibility, confidence in our ability to execute infrastructure projects and greater investment in concept shops at our larger accounts, we are raising our capex number for 2007 to $34-36 million.

Let me take you through some of the details:

To support the growing scale of our apparel and footwear businesses, we are investing 1/3, or approximately $12 million, of our Capex investment in our Distribution House where we will add new equipment to improve our shipping velocity and expand our warehouse capacity in anticipation of future growth. Just a couple of weeks ago we completed phase 1 of our warehouse management project and went live with our footwear. Our teams have done a great job with implementing systems and we are confident in our ability to complete our projects on time with minimal risk to our businesses. Making these investments now helps ensure that we are able to execute on the growth we have planned for 2007 as well as build capacity for new businesses such as non-cleated footwear in 2008 and beyond.

Additionally, as we work with our customers to make a more impactful statement on the retail floor, we continue to shift discount dollars to concept shops. We now plan to invest approximately $11.0 million in our in-store fixtures and concept shop program. We believe that this has a positive impact, not only on the productivity of the floor space, but also on our brand image as an authentic athletic brand with premium product.

We will also invest approximately $6.5 million in our Direct to Consumer business, which for 2007 will include our Web and catalogue businesses, 1 full price test store projected to open in the fourth quarter of 07 and 5-6 new Outlet Stores to be opened for the full year. The balance of our capital will be invested in IT initiatives and general corporate improvements. We are confident that these investments both support our long term infrastructure needs and secure critical space at retail to offer our products.

Cash Flow for 2007—Taking into account these strategic investments, including our expected investment in working capital (specifically inventory) and our additional capital expenditures, in 2007 we are expecting to use approximately $12 million of our $70+ million cash balance at 12/31/06 to fund our growth.

Now for some color around our 2nd quarter:

Similar to 2006, the second quarter for 2007 is planned to be our lowest volume quarter, with a similar percentage of revenue in the quarter coming from our lower-margin cleated footwear business. In addition, as a result of the timing of our Marketing initiatives such as Click-Clack II, our marketing spend will exceed the high end of our range in the second quarter. As a result, we expect our second quarter diluted EPS to be between $0.02 and $0.03.

For the full year, we are planning our Marketing spend to be at the high end of the 10-12% range with Q4 marketing planned to be below the 10-12% range. And once again, our full year income from operations is expected to increase to $74.5-$77.5 million, as previously provided.

We remain proud of our accomplishments for the quarter and we are confident that the investments we are making for the growth of the Brand will yield large scalable businesses. We are excited about the opportunities we have created for the future long term success of Under Armour.

This concludes our prepared remarks.

Now, Kevin, Brad and I will take your questions. I ask each of you to please limit yourself to 1 or 2 questions each, so we can hear from as many of you as possible.